Exhibit 99

          Video Display Corporation Posts Third Quarter FY 2004 Results

    ATLANTA--(BUSINESS WIRE)--Jan. 14, 2004--Video Display Corporation (NASDAQ-NMS:VIDE) today reported that operations for the third fiscal quarter ended November 30, 2003 resulted in an after-tax earnings of $372,000 or $0.08 diluted earnings per share versus an after-tax net loss of ($4,924,000) or ($1.03) for the same quarter a year ago. Nine month results were reported to be net income of $2,156,000 or $0.45 diluted earnings per share for the period ended November 30, 2003 as compared to a net loss of ($4,228,000) or ($0.89) loss per share for the same period a year ago.
    The previous year included pretax write-downs and write-offs of inventories and manufacturing assets in the amount of $5,600,000 relating to the closure of six facilities. Additionally, the prior year included the recognition of currency translation losses pertaining to the closed Mexico facility in the amount of $1,296,000.
    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC's Marquee(TM) line of projectors. Video Display Corporation operates eleven display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.
    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions.


                                       Three Months     Nine Months
                                           Ended           Ended
                                        November 30,    November 30,
(All Amounts in 000's except EPS)       2003    2002    2003    2002
                                       ------- ------- ------- -------


Net sales                             $18,065 $18,240 $56,193 $56,666
Operating profit(loss)                    979  (5,977)  4,378  (4,239)
Net income(loss)                          372  (4,924)  2,156  (4,228)
Basic earnings(loss) per share of
 common stock                         $  0.08  ($1.03)$  0.46  ($0.89)
Diluted earnings(loss) per share of
 common stock                         $  0.08  ($1.03)$  0.45  ($0.89)
Basic weighted average shares
 outstanding                            4,700   4,761   4,640   4,761
Diluted weighted average shares
 outstanding                            4,807   4,761   4,884   4,761




    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-2080